Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Below is a list of subsidiaries of Organicell Regenerative Medicine, Inc. (the “Company”), all of which are wholly owned by the Company, other than noted by an asterisk.

Subsidiary Name:		Date of Formation:	State of Formation:
1.	General Surgical Florida, Inc.	1/15/16	FL
2.	Livin Again Inc.	11/24/20	FL